Exhibit 12

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F - (732) 395-4401 www.lucbro.com 45 Rockefeller Plaza Suite 2000 New York, NY 10111

January 12, 2017

DatChat, Inc.

65 Church Street, Second Floor

New Brunswick, NJ 08901

RE: DatChat, Inc. Offering Statement on Form 1-A (File No. 024-10613)

Ladies and Gentlemen:

We have acted as counsel to DatChat, Inc., a Nevada corporation (the “Company”), in connection with the filing of the referenced Offering Statement (as amended from time to time, the “Offering Statement”) under Regulation A of the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Offering Statement relates to the proposed offering and sale of up to 25,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”).

In connection with this opinion letter, we have examined: (i) the Offering Statement; and originals, or copies certified or otherwise identified to our satisfaction; and the (ii) the Articles of Incorporation and the Bylaws of the Company, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that: (i) the Shares have been duly authorized by the Company; and, (ii) the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Offering Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the States of New York and New Jersey.

We hereby consent to the use of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to us under the caption “Legal Matters” in the Offering Circular included in the Offering Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP